Exhibit 99.1

MYR Group Inc. Announces First-Quarter 2017 Results

Rolling Meadows, Ill., May 3, 2017 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States and Canada, today announced its first-quarter 2017 financial results.

Highlights

•	First quarter revenues of $300.1 million.
•	First quarter net income of $1.2 million, or $0.07 per diluted share.
•	Backlog remains strong at $660.9 million.

Management Comments

Rick Swartz, MYR’s President and CEO, said, "The first quarter represents a challenging start to 2017 for MYR. Revenues came in strong at $300.1 million; however, our gross profit and net income were down compared to the same quarter last year. In a number of geographic areas equipment utilization and productivity were negatively impacted by inclement weather and the timing and sequencing of small to medium size projects. While we are not satisfied with first quarter returns we expect to improve performance throughout the remainder of 2017 due to our healthy backlog and a steady bidding climate in both our market segments, and we believe our continued investment in expanding our footprint through organic expansion and strategic acquisitions will deliver strong results in the long term.”

First Quarter Results

MYR reported first quarter 2017 revenues of $300.1 million, an increase of $46.5 million, or 18.3 percent, compared to the first quarter of 2016. Specifically, the T&D segment reported revenues of $195.7 million, an increase of $12.7 million, or 7.0 percent, from the first quarter of 2016, primarily due to an increase in distribution revenues. The C&I segment reported first quarter 2017 revenues of $104.4 million, an increase of $33.7 million, or 47.7 percent, from the first quarter of 2016, due primarily to organic and acquisitive expansion into new markets and a general improvement of the C&I construction market.

Consolidated gross profit decreased to $25.7 million in the first quarter of 2017, compared to $27.3 million in the first quarter of 2016. The decrease in gross profit was primarily due to lower overall gross margin, partially offset by higher revenue. Gross margin decreased to 8.6 percent for the first quarter of 2017 from 10.8 percent for the first quarter of 2016. The decrease in gross margin was largely due to declines in efficiency due to inclement weather in many of our markets and a higher mix of smaller, shorter duration T&D work. The shift in the mix of work duration also caused a decline in our fleet utilization and increased mobilization and demobilization costs. These impacts were partially offset by settlements related to previously unrecognized revenue on a project claim and pending change orders. Changes in estimates of gross profit on certain projects resulted in a gross margin increase of 0.4 percent for the first quarter of 2017 and a decrease of 0.6 percent for the first quarter of 2016.

Selling, general and administrative expenses (“SG&A”) increased to $25.8 million in the first quarter of 2017 compared to $23.9 million in the first quarter of 2016. The year-over-year increase was primarily due to $2.3 million of costs associated with our expansion into new geographic markets and higher payroll costs to support operations, partially offset by lower bonus and profit sharing costs. Additionally, $1.0 million of costs associated with activist investor activities were incurred in the first quarter of 2016. As a percentage of revenues, SG&A decreased to 8.6 percent for the first quarter of 2017 from 9.4 percent for the first quarter of 2016.

MYR Group Inc. Announces First-Quarter 2017 Results	Page 2

For the first quarter of 2017, net income was $1.2 million, or $0.07 per diluted share, compared to $2.0 million, or $0.10 per diluted share, for the same period of 2016. First quarter 2017 EBITDA, a non-GAAP financial measure, was $11.1 million, or 3.7 percent of revenues, compared to $13.3 million, or 5.2 percent of revenues, in the first quarter of 2016.

Income Taxes

On January 1, 2017 MYR adopted ASU No. 2016-09, Compensation—Stock Compensation (Topic 718). As a result, MYR recorded $0.8 million of excess tax benefit pertaining to the exercise of stock options and vesting of restricted stock and performance awards. This tax benefit would have been recorded to additional paid-in capital under the previous guidance.

Backlog

As of March 31, 2017, MYR's backlog was $660.9 million, consisting of $357.0 million in the T&D segment and $303.9 million in the C&I segment. Total backlog of $660.9 million was $27.9 million lower than the $688.8 million reported as of December 31, 2016. T&D backlog decreased $29.7 million, or 7.7 percent, from December 31, 2016, while C&I backlog increased $1.8 million, or 0.6 percent, over the same period. Total backlog at March 31, 2017 increased $226.1 million, or 52.0 percent, from the $434.8 million reported at March 31, 2016.

Balance Sheet

As of March 31, 2017, MYR had $186.7 million of borrowing availability under its credit facility.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its first-quarter 2017 results on Thursday, May 4, 2017, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, May 10, 2017, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 5308077. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Wednesday, May 10, 2017, at 11:59 P.M. Eastern time.

MYR Group Inc. Announces First-Quarter 2017 Results	Page 3

About MYR

MYR is a leading specialty contractor serving the electrical infrastructure market throughout the United States and Canada, and has the experience and expertise to complete electrical installations of any type and size. MYR’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR’s transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. MYR also provides commercial and industrial electrical contracting services to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the western and northeastern United States and western Canada. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “likely,” “unlikely,” “possible,” “potential,” “should” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Kristine Walczak

Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

Financial tables follow…

MYR Group Inc. Announces First-Quarter 2017 Results	Page 4

MYR GROUP INC.

Consolidated Balance Sheets

As of March 31, 2017 and December 31, 2016

	March 31,	December 31,
(In thousands, except share and per share data)	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,939	$23,846
Accounts receivable, net of allowances of $442 and $432, respectively	222,549	234,642
Costs and estimated earnings in excess of billings on uncompleted contracts	72,903	69,950
Receivable for insurance claims in excess of deductibles	18,524	18,477
Refundable income taxes	2,518	2,474
Other current assets	7,275	8,202
Total current assets	330,708	357,591
Property and equipment, net of accumulated depreciation of $215,968 and $209,466, respectively	156,458	154,891
Goodwill	46,781	46,781
Intangible assets, net of accumulated amortization of $4,872 and $4,684, respectively	11,385	11,566
Other assets	3,376	2,666
Total assets	$548,708	$573,495

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligations	$1,093	$1,085
Accounts payable	91,048	99,942
Billings in excess of costs and estimated earnings on uncompleted contracts	49,448	42,321
Accrued self insurance	44,419	42,584
Other current liabilities	36,722	42,382
Total current liabilities	222,730	228,314
Deferred income tax liabilities	18,423	18,565
Long-term debt	39,580	59,070
Capital lease obligations, net of current maturities	3,556	3,833
Other liabilities	525	539
Total liabilities	284,814	310,321
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares;
none issued and outstanding at March 31, 2017 and December 31, 2016	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares;
16,473,065 and 16,333,139 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	163	162
Additional paid-in capital	140,386	140,100
Accumulated other comprehensive loss	(482)	(433)
Retained earnings	123,827	123,345
Total stockholders’ equity	263,894	263,174
Total liabilities and stockholders’ equity	$548,708	$573,495

MYR Group Inc. Announces First-Quarter 2017 Results	Page 5

MYR GROUP INC.

Unaudited Consolidated Statements of Operations and Comprehensive Income

Three Months Ended March 31, 2017 and 2016

	Three months ended
	March 31,
(In thousands, except per share data)	2017	2016

Contract revenues	$300,129	$253,634
Contract costs	274,389	226,353
Gross profit	25,740	27,281
Selling, general and administrative expenses	25,779	23,859
Amortization of intangible assets	188	211
Gain on sale of property and equipment	(707)	(96)
Income from operations	480	3,307
Other income (expense)
Interest income	1	4
Interest expense	(514)	(183)
Other, net	874	108
Income before provision for income taxes	841	3,236
Income tax expense (benefit)	(359)	1,249
Net income	$1,200	$1,987
Income per common share:
—Basic	$0.07	$0.10
—Diluted	$0.07	$0.10
Weighted average number of common shares and potential common shares outstanding:
—Basic	16,161	19,321
—Diluted	16,452	19,634

Net income	$1,200	$1,987
Other comprehensive loss:
Foreign currency translation adjustment	(49)	(81)
Other comprehensive loss	(49)	(81)
Total comprehensive income	$1,151	$1,906

MYR Group Inc. Announces First-Quarter 2017 Results	Page 6

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three Months Ended March 31, 2017 and 2016

	Three months ended
	March 31,
(In thousands)	2017	2016

Cash flows from operating activities:
Net income	$1,200	$1,987
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	9,558	9,705
Amortization of intangible assets	188	211
Stock-based compensation expense	867	730
Deferred income taxes	(143)	(75)
Gain on sale of property and equipment	(707)	(96)
Other non-cash items	(93)	(61)
Changes in operating assets and liabilities
Accounts receivable, net	12,417	14,420
Costs and estimated earnings in excess of billings on
uncompleted contracts	(2,847)	(20,071)
Receivable for insurance claims in excess of deductibles	(47)	2,733
Other assets	(289)	2,046
Accounts payable	(10,333)	8,004
Billings in excess of costs and estimated earnings on
uncompleted contracts	7,134	4,026
Accrued self insurance	1,834	(3,378)
Other liabilities	(5,679)	(5,755)
Net cash flows provided by operating activities	13,060	14,426
Cash flows from investing activities:
Proceeds from sale of property and equipment	937	1,032
Purchases of property and equipment	(10,002)	(3,769)
Net cash flows used in investing activities	(9,065)	(2,737)
Cash flows from financing activities:
Net repayments under revolving lines of credit	(19,491)	—
Payment of principal obligations under capital leases	(268)	—
Proceeds from exercise of stock options	911	104
Excess tax benefit from stock-based awards	—	135
Repurchase of common shares	(2,208)	(25,686)
Net cash flows used in financing activities	(21,056)	(25,447)
Effect of exchange rate changes on cash	154	—
Net decrease in cash and cash equivalents	(16,907)	(13,758)
Cash and cash equivalents:
Beginning of period	23,846	39,797
End of period	$6,939	$26,039

MYR Group Inc. Announces First-Quarter 2017 Results	Page 7

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three and Twelve Months Ended March 31, 2017 and 2016

	Three months ended		Last twelve months ended
	March 31,		March 31,
(in thousands, except shares and per share data)	2017	2016	2017		2016

Summary Statement of Operations Data:
Contract revenues	$300,129	$253,634	$1,188,982		$1,071,167
Gross profit	$25,740	$27,281	$133,182		$120,248
Income from operations	$480	$3,307	$35,927		$36,551
Income before provision for income taxes	$841	$3,236	$35,950		$36,168
Income tax expense (benefit)	$(359)	$1,249	$15,306		$14,051
Net income	$1,200	$1,987	$20,644		$22,117
Tax rate	(42.7)%	38.6%	42.6%		38.8%

Per Share Data:
Income per common share:
- Basic	$0.07	$0.10	$1.27	(1)	$1.08	(1)
- Diluted	$0.07	$0.10	$1.24	(1)	$1.06	(1)
Weighted average number of common shares
and potential common shares outstanding :
- Basic	16,161	19,321	16,324	(2)	20,268	(2)
- Diluted	16,452	19,634	16,663	(2)	20,662	(2)

	March 31,	December 31,	March 31,		March 31,
(in thousands)	2017	2016	2016		2015

Summary Balance Sheet Data:
Total assets	$548,708	$573,495	$504,604		$528,222
Total stockholders' equity (book value)	$263,894	$263,174	$305,018		$329,251
Goodwill and intangible assets	$58,166	$58,347	$58,275		$56,381
Total funded debt	$39,580	$59,070	$—		$—

	Last twelve months ended
	March 31,
	2017	2016
Financial Performance Measures (3):
Reconciliation of Non-GAAP measures:
Net income	$20,644	$22,117
Interest expense, net	1,628	723
Tax impact of interest	(694)	(281)
EBIT, net of taxes (4)	$21,578	$22,559

See notes at the end of this earnings release.

MYR Group Inc. Announces First-Quarter 2017 Results	Page 8

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three and Twelve Months Ended March 31, 2017 and 2016

	Three months ended		Last twelve months ended
	March 31,		March 31,
(in thousands, except shares, per share data, ratios and percentages)	2017	2016	2017	2016

Financial Performance Measures (3):
EBITDA (5)	$11,100	$13,331	$76,530	$75,872
EBITDA per Diluted Share (6)	$0.67	$0.68	$4.59	$3.67
Free Cash Flow (7)	$3,058	$10,657	$21,520	$22,050
Book Value per Period End Share (8)	$15.74	$15.89
Tangible Book Value (9)	$205,728	$246,743
Tangible Book Value per Period End Share (10)	$12.27	$12.86
Funded Debt to Equity Ratio (11)	0.15	0.00
Asset Turnover (12)			2.36	2.03
Return on Assets (13)			4.1%	4.2%
Return on Equity (14)			6.8%	6.7%
Return on Invested Capital (17)			7.7%	8.4%

Reconciliation of Non-GAAP Measures:
Reconciliation of Net Income to EBITDA:
Net income	$1,200	$1,987	$20,644	$22,117
Interest expense, net	513	179	1,628	723
Provision for income taxes	(359)	1,249	15,306	14,051
Depreciation and amortization	9,746	9,916	38,952	38,981
EBITDA (5)	$11,100	$13,331	$76,530	$75,872

Reconciliation of Net Income per Diluted Share
to EBITDA per Diluted Share:
Net Income per share:	$0.07	$0.10	$1.24	$1.06
Interest expense, net, per share	0.03	0.01	0.10	0.04
Provision for income taxes per share	(0.02)	0.06	0.92	0.68
Depreciation and amortization per share	0.59	0.51	2.33	1.89
EBITDA per Diluted Share (6)	$0.67	$0.68	$4.59	$3.67

Calculation of Free Cash Flow:
Net cash flow from operating activities	$13,060	$14,426	$53,124	$56,056
Less: cash used in purchasing property and equipment	(10,002)	(3,769)	(31,604)	(34,006)
Free Cash Flow (7)	$3,058	$10,657	$21,520	$22,050

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders' equity)	$263,894	$305,018
Goodwill and intangible assets	(58,166)	(58,275)
Tangible Book Value (9)	$205,728	$246,743

Reconciliation of Book Value per Period End Share
to Tangible Book Value per Period End Share:
Book value per period end share:	$15.74	$15.89
Goodwill and intangible assets per period end share	(3.47)	(3.03)
Tangible Book Value per Period End Share (10)	$12.27	$12.86

Calculation of Period End Shares:
Shares Outstanding	16,473	18,878
Plus: Common Equivalents	291	313
Period End Shares (15)	16,764	19,191

		March 31,	March 31,	March 31,
		2017	2016	2015
Reconciliation of Invested Capital to Shareholders Equity:
Book value (total stockholders' equity)		$263,894	$305,018	$329,251
Plus: Total Funded Debt		39,580	—	—
Less: Cash and cash equivalents		(6,939)	(26,039)	(61,830)
Invested Capital (16)		$296,535	$278,979	$267,421

See notes at the end of this earnings release.

MYR Group Inc. Announces First-Quarter 2017 Results	Page 9

(1)	Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.
(2)	Last-twelve-months average basic and diluted shares were determined by adding the average shares reported for the last four quarters and dividing by four.
(3)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to evaluating our ability to comply with certain material covenants as defined within our credit agreement and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(4)	EBIT, net of taxes is defined as net income plus net interest, less the tax impact of net interest. The tax impact of net interest is computed by multiplying net interest by the effective tax rate. Management uses EBIT, net of taxes, to measure our results exclusive of the impact of financing costs.
(5)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant, as defined in our credit agreement, which we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.
(6)	EBITDA per share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(7)	Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(8)	Book value per period end share is calculated by dividing total stockholders’ equity at the end of the period by the period end shares outstanding.
(9)	Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.
(10)	Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(11)	The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total stockholders’ equity at the end of the period.
(12)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(13)	Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(14)	Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.
(15)	Period end shares is calculated by adding average common stock equivalents for the quarter to period end balance of common stock outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(16)	Invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to total stockholders’ equity.
(17)	Return on invested capital is calculated by dividing EBIT, net of taxes, less any dividends, by invested capital at the beginning of the period. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.